Exhibit 23.0

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-42670, 333-69374, and 333-69376) pertaining to the 1999 Stock Option Plan, As Amended, Stock Subscription Warrant, 1995 International Employee Stock Purchase Plan, As Amended, French Employee Savings Plan, As Amended and the 2001 Stock Option Plan of Business Objects, S.A. of our report dated January 28, 2002 with respect to the consolidated financial statements and schedule of Business Objects, S.A. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/	Ernst & Young LLP

San Jose, California
March 26, 2002